Exhibit 10.6

EXECUTION COPY

BARCLAYS CAPITAL 745 Seventh Avenue New York, New York 10019	MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED BANK OF AMERICA, N.A. One Bryant Park New York, New York 10036	BANK OF MONTREAL BMO CAPITAL MARKETS 115 South LaSalle Street Chicago, IL 60603

SUNTRUST BANK SUNTRUST ROBINSON HUMPHREY, INC. 303 Peachtree Street, NE Atlanta, GA 30308

PERSONAL AND CONFIDENTIAL

Janaury 13, 2012

MeadWestvaco Corporation

500 South 5th Street

Richmond, VA 23219-0501

Attention: General Counsel

Second Amended and Restated Commitment Letter

Ladies and Gentlemen:

This second amended and restated commitment letter (together with Exhibits A, B and C hereto, the “Commitment Letter”) amends, restates and supersedes that certain amended and restated commitment letter dated as of December 13, 2011 (the “Original Commitment Letter”) from Barclays Capital (“Barclays Capital”), the investment banking division of Barclays Bank PLC (“Barclays Bank” and, together with Barclays Capital, “Barclays”), Bank of America, N.A. (“Bank of America”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”) and Bank of Montreal (“BMO”) to you. You have advised Barclays, Bank of America, MLPFS, BMO, SunTrust Bank (“SunTrust”) and SunTrust Robinson Humphrey, Inc. (“STRH” and, together with Barclays, Bank of America, MLPFS, BMO and SunTrust, the “Commitment Parties”, “we” or “us”), that ACCO Brands Corporation (the “Acquiror” or “Augusta”) intends to acquire the SpinCo Business by merger (the “Merger”) of a newly formed subsidiary of Acquiror (“Merger Sub”) with and into a subsidiary formed by you to hold the SpinCo Business (“SpinCo”) immediately following the distribution of the stock of SpinCo (the “Spin”) by you to your stockholders, all as more fully described in the transaction description attached hereto as Exhibit A (the “Transaction Description”), and in connection therewith, you, SpinCo and Augusta intend to consummate the Transactions referred to in the Transaction Description. Capitalized terms used but not defined herein have the meaning assigned to them in the Transaction Description, the Summary of Principal Terms and Conditions of the Bridge Loans attached hereto as Exhibit B (the “Bridge Term Sheet”) and the conditions precedent set forth in Exhibit C.

You have also advised us that, subject to the conditions set forth in this Commitment Letter, you will borrow up to $270.0 million in aggregate principal amount of senior unsecured bridge loans having the terms set forth in Exhibit B (the “Bridge Facility”).

1

January 13, 2012

MeadWestvaco Corporation

This Commitment Letter supersedes the Original Commitment Letter in full and, upon execution of this Commitment Letter, the Original Commitment Letter will no longer have any force or effect.

1.	Commitments and Agency Roles

You hereby appoint Barclays Bank to act, and Barclays Bank hereby agrees to act, as sole and exclusive administrative agent (in such capacity, the “Administrative Agent”) for the Bridge Facility. You hereby appoint each of Barclays Capital, MLPFS, Bank of Montreal, acting under its trade name BMO Capital Markets (“BMO Capital”) and STRH, to act, and each of Barclays Capital, MLPFS, BMO Capital and STRH hereby agree to act, as joint lead arrangers and joint bookrunners (in such capacities, the “Arrangers”) for the Bridge Facility. Each of the Arrangers, the Administrative Agent, the Co-Syndication Agents (as defined in Exhibit B) and the Documentation Agent (as defined in Exhibit B) will have the rights and authority customarily given to financial institutions in such roles. In connection with the Transactions contemplated hereby, (i) Barclays is pleased to advise you of its commitment to provide 55% of the aggregate principal amount of the Bridge Facility, (ii) Bank of America is pleased to advise you of its commitment to provide 25% of the aggregate principal amount of the Bridge Facility, (iii) BMO is pleased to advise you of its commitment to provide 15% of the aggregate principal amount of the Bridge Facility and (iv) SunTrust is pleased to advise you of its commitment to provide 5% of the aggregate principal amount of the Bridge Facility, in each case on the terms and subject to the conditions set forth in this Commitment Letter and the Fee Letter (as defined below). The commitments of each Commitment Party are several and not joint.

Our fees for services related to the Bridge Facility are set forth in a separate fee letter (the “Fee Letter”) between you and us entered into on the date hereof. As consideration for the execution and delivery of this Commitment Letter by us, you agree to pay the fees and expenses set forth in Exhibit B and in the Fee Letter as and when payable in accordance with the terms hereof and thereof. You agree that no other titles will be awarded and no compensation will be paid (other than as expressly contemplated by this Commitment Letter and the Fee Letter) in connection with the Bridge Facility unless you and we shall so agree; provided, however, that Barclays Capital will be the Lead Arranger and will have “lead left” placement on all marketing materials related to the Bridge Facility and will perform the duties and exercise the authority customarily performed and exercised by them in such role, including acting as sole manager of the physical books.

2.	Conditions Precedent

Our commitments hereunder and our agreements to perform the services described herein are subject only to the following conditions: (i) there shall not have occurred, since December 31, 2010, a Material Adverse Effect on the SpinCo Business, (ii) the conditions set forth under the caption “Conditions Precedent to Initial Borrowing” in Exhibit B and (iii) the conditions set forth in Exhibit C. For purposes hereof, a “Material Adverse Effect” means any change, development, event, occurrence, effect or state of facts that, individually or in the aggregate with all such other changes, developments, events, occurrences, effects or states of facts is, or is reasonably likely to be, materially adverse to the business, financial condition or results of operations of the SpinCo Business (as defined in the Separation Agreement); provided that none of the following shall be deemed either alone or in combination to constitute, or be taken into account in determining whether there has been, or is reasonably likely to be, a material adverse effect: any change, development, event, occurrence, effect or state of facts arising out of or resulting from (i) capital market conditions generally or general economic conditions, including with respect to interest rates or currency exchange rates, (ii) geopolitical conditions or any outbreak or escalation of hostilities, acts of war or terrorism occurring after the date of this Commitment Letter, (iii) any hurricane, tornado, flood, earthquake or other natural disaster occurring after the date of this Commitment Letter, (iv) any change in applicable laws or generally accepted accounting principles (or authoritative interpretation

2

January 13, 2012

MeadWestvaco Corporation

thereof) which is proposed, approved or enacted after the date of this Commitment Letter, (v) general conditions in the industries in which the SpinCo Business operates, (vi) the announcement and pendency of the Merger Agreement and the transactions contemplated thereby, including any lawsuit in respect thereof, compliance with the covenants or agreements contained therein, and any loss of or change in relationship with any customer, supplier, distributor, or other business partner, or departure of any employee or officer, of the SpinCo Business, and (vii) any Excluded Asset (as defined in the Merger Agreement) or Excluded Liability (as defined in the Merger Agreement), except, in the cases of clauses (i) and (v), to the extent that such change, development, event, occurrence, effect or state of facts has a materially disproportionate effect on the SpinCo Business, as compared with other participants in the industries in which the SpinCo Business operates (in which case the incremental disproportionate impact or impacts may be deemed either alone or in combination to constitute, or be taken into account in determining whether there has been, or is reasonably likely to be, a Material Adverse Effect).

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Loan Documents (as defined in Exhibit C) or any other letter agreement or other undertaking between you and us concerning the financing of the Bridge Facility to the contrary, (i) the only representations the accuracy of which will be a condition to the availability of the Bridge Facility on the Closing Date will be the Specified Representations (as defined below) and (ii) the terms of the Loan Documents will be in a form such that they do not impair the availability of the Bridge Facility on the Closing Date if all conditions expressly set forth in this Commitment Letter are satisfied; provided, however, that nothing in the preceding clause (ii) shall be construed to limit the individual conditions expressly set forth in Exhibit C. For purposes hereof, “Specified Representations” means the representations and warranties referred to in Exhibit B relating to organization; requisite power and authority (as they relate to due authorization, execution, delivery and performance of the Loan Documents); qualification; due authorization, execution and delivery and enforceability of the Loan Documents; no conflicts of the Loan Documents with organizational documents or applicable law; binding obligation; Investment Company Act; Federal Reserve margin stock regulations; solvency as of the Closing Date, on a pro forma basis, of the Borrower and its subsidiaries on a consolidated basis; senior indebtedness; and Patriot Act, OFAC and other similar money laundering or anti-terrorism laws.

3.	Syndication

The Arrangers intend and reserve the right to syndicate the Bridge Facility to the Lenders (as such term is defined in Exhibit B); provided that, unless otherwise agreed by you, no assignment prior to the Closing Date will reduce or release any Commitment Party’s obligation to fund its commitment in the event any assignee shall fail to do so on the Closing Date. The Arrangers will lead the syndication, including determining the timing of all offers to prospective Lenders, any title of agent or similar designations or roles awarded to any Lender and the acceptance of commitments, the amounts offered and the compensation provided to each Lender from the amounts to be paid to the Arrangers pursuant to the terms of this Commitment Letter and the Fee Letter, and will in consultation with you determine the final commitment allocations.

You agree to, and agree to use commercially reasonable efforts to obtain contractual undertakings from Augusta to, cooperate with, and provide information reasonably required by, the Arrangers in connection with all syndication efforts, including: (i) assisting in the preparation by you, as soon as practicable after the date of this Commitment Letter, of a confidential information memorandum for the Bridge Facility customary for transactions of this type and other customary presentation materials (including lender presentations) to be used in connection with the syndication (collectively, “Facilities Marketing Materials”) reasonably acceptable in form and content to the Arrangers regarding the business, operations, financial projections and prospects of the SpinCo Business and Augusta (including the financial information described in Exhibit C) including without limitation the delivery of all information

3

January 13, 2012

MeadWestvaco Corporation

relating to the Transactions prepared by or on behalf of you, SpinCo and Augusta that the Arrangers reasonably deem necessary to complete the syndication of the Bridge Facility and a confidential information memorandum reasonably acceptable in format and content to the Arrangers for use in bank meetings and other communications with prospective Lenders in connection with the syndication of the Bridge Facility; (ii) using commercially reasonable efforts to obtain, and your using commercially reasonable efforts to cause Augusta to assist in obtaining, from Moody’s Investor Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business (“S&P”), prior to the launch of the general syndication, a corporate family rating and a credit rating for the Bridge Facility and the SpinCo Notes; (iii) arranging for direct communications of prospective Lenders with appropriate senior management, representatives and advisors of you (and using commercially reasonable efforts to cause direct contact with appropriate senior management, representatives and advisors of Augusta) and participation of such persons in meetings in connection with the syndication of the Bridge Facility, in all cases at times mutually agreed upon; and (iv) hosting (including any preparations with respect thereto) with the Arrangers at places and times reasonably requested by the Arrangers one or more meetings (or, if you and we shall agree, conference calls in lieu of any such meetings) with prospective Lenders. You agree that the Arrangers have the right to place advertisements in financial and other newspapers at their own expense describing their services to you.

You will be solely responsible for the contents of the Facilities Marketing Materials and all other information, documentation or other materials delivered to us in connection therewith and you acknowledge that we will be using and relying upon such information without independent verification thereof.

You understand that certain prospective Lenders (such Lenders, “Public Lenders”) may have personnel that do not wish to receive MNPI (as defined below). At the Arrangers’ request, you agree to assist in the preparation of an additional version of the Facilities Marketing Materials that does not contain material non-public information concerning you or Augusta or your or its subsidiaries or affiliates or your or its securities (collectively, “MNPI”) which is suitable to make available to Public Lenders. You acknowledge and agree that the following documents may be distributed to Public Lenders (except to the extent the you or Augusta notify us to the contrary and provided that you shall have been given a reasonable opportunity to review such documents and comply with the U.S. Securities and Exchange Commission disclosure requirements): (a) drafts and final versions of the Loan Documents; (b) administrative materials prepared by the Arrangers or the Administrative Agent for prospective Lenders (including without limitation a lender meeting invitation, allocations and funding and closing memoranda); and (c) term sheets and notification of changes in the terms and conditions of the Bridge Facility. Before distribution of any Facilities Marketing Materials in connection with the syndication of the Bridge Facility (i) to prospective Lenders that are not Public Lenders, you will provide us with a customary letter authorizing the dissemination of such materials and (ii) to prospective Public Lenders, you will provide us with a customary letter authorizing the dissemination of information that does not contain MNPI (the “Public Information Materials”) to Public Lenders and confirming the absence of MNPI therein. In addition, at the Arrangers’ request, you will identify Public Information Materials by marking the same as “PUBLIC” (it being understood that you shall not otherwise be under any obligation to mark information as “PUBLIC”) and you and we agree that any information and projections that are not specifically identified as “PUBLIC” shall be deemed as being suitable only for dissemination to prospective Lenders who wish to receive MNPI in connection with the syndication of the Bridge Facility.

It is agreed that the completion of the successful syndication of the Bridge Facility prior to the initial funding under the Bridge Facility will not be a condition to the Commitment Parties’ commitments hereunder.

4

January 13, 2012

MeadWestvaco Corporation

4.	Information

You represent, warrant and covenant (with respect to information provided by Augusta and its representatives, to your knowledge) that (i) all written information (other than projections and other forward-looking information and information of a general economic or industry-specific nature) that has been or will be provided by or on behalf of you, Augusta or any of your or its representatives to the Arrangers, the Commitment Parties, the Lenders or any of their respective affiliates in connection with the Bridge Facility and the Transactions, when taken as a whole, is and will be, when furnished, complete and correct in all material respects and does not and will not, when taken as a whole, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading in the light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time) and (ii) the financial projections and other forward-looking information that have been or will be made available directly or indirectly by or on behalf of you, Augusta or any of your or its representatives to the Arrangers, the Commitment Parties, the Lenders or any of their respective affiliates have been and will be prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable when furnished (it being agreed by the Arrangers, the Commitment Parties, the Lenders and any of your or their respective affiliates relying on this provision, that such projections and forward-looking information are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond your control, that no assurance can be given that any particular projection or forward-looking information will be realized, that actual results may differ and that such differences may be material). You agree that if at any time prior to the Closing Date any of the representations in the preceding sentence would be incorrect in any material respect if the information and projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the information and projections so that such representations will be correct in all material respects in the light of the circumstances in which such statements are made. You understand that in providing our services pursuant to this Commitment Letter we may use and rely on the information and projections without independent verification thereof.

5.	Indemnification

To induce us to enter into this Commitment Letter and the Fee Letter and to proceed with the documentation of the Bridge Facility, you hereby agree to indemnify and hold harmless the Administrative Agent, the Arrangers and each other agent or co-agent (if any) designated pursuant to the terms hereof, each Lender (including any Commitment Party) and their respective affiliates and each partner, trustee, shareholder, director, officer, employee, advisor, representative, agent, attorney and controlling person thereof (each of the above, an “Indemnified Person”) from and against any and all actions, suits, proceedings (including any investigations), claims, losses, damages, liabilities or expenses (including legal expenses as set forth below), joint or several, of any kind or nature whatsoever that may be brought or threatened by you, any of your affiliates or any other person or entity and which may be incurred by or asserted against or involve any Indemnified Person (whether or not any Indemnified Person is a party to such action, suit, proceeding or claim) as a result of or arising out of or in any way related to or resulting from the Merger, this Commitment Letter, the Fee Letter, the Bridge Facility, the Transactions or any related transaction contemplated hereby or thereby or any use or intended use of the proceeds of the Bridge Facility, and to reimburse each Indemnified Person within 30 days of a written demand therefor, together with reasonable backup documentation supporting such reimbursement request (but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one counsel to such Indemnified Persons taken as a whole and, solely in the case of a conflict of interest, one additional counsel to all affected Indemnified Persons taken as a whole (and, if reasonably necessary, of one local counsel in any relevant jurisdiction and of one special counsel to all such persons, taken as a whole and, solely in the case of a conflict of interest, additional local and special counsel to all similarly affected Indemnified Persons taken as a whole); provided that you will not have to indemnify an Indemnified Person against any action, suit, proceeding, investigation, claim, loss, damage,

5

January 13, 2012

MeadWestvaco Corporation

liability or expense (x) to the extent the same resulted from the gross negligence or willful misconduct of such Indemnified Person or a material breach in bad faith by such Indemnified Person of its obligations under this Commitment Letter or the Fee Letter (in each case, to the extent determined by a court of competent jurisdiction in a final and non-appealable judgment) or (y) if such dispute is solely between Indemnified Parties or their respective affiliates, directors, officers, employees, agents or controlling persons and arises out of, or in connection with, any action, suit, proceeding or claim that does not involve an act or omission by you or any of your affiliates other than any action, suit, proceeding or claim against any Indemnified Person in its capacity or in fulfilling its role as an agent, arranger or similar role under the Bridge Facility. Notwithstanding any other provision of this Commitment Letter, no Indemnified Person will be responsible or liable to you or any other person or entity for damages arising from the use by others of any information or other materials obtained through internet, electronic, telecommunications or other information transmission systems (except to the extent the same resulted from the gross negligence or willful misconduct of such Indemnified Person or a material breach in bad faith by such Indemnified Person of its obligations under this Commitment Letter or the Fee Letter (in each case, to the extent determined by a court of competent jurisdiction in a final and non-appealable judgment)).

Your indemnity and reimbursement obligations under this Section 4 will be in addition to any liability which you may otherwise have and will be binding upon and inure to the benefit of the successors, assigns, heirs and personal representatives of you and the Indemnified Persons.

None of us, the Indemnified Persons, you or any of your affiliates or Representatives (as defined below) will be responsible or liable to any other person or entity for any indirect, special, punitive or consequential damages that may be alleged as a result of the Merger, this Commitment Letter, the Fee Letter, the Bridge Facility or the Transactions; provided that nothing contained in this sentence shall limit your indemnification obligations to the extent set forth above.

6.	Assignments

This Commitment Letter may not be assigned by you without the prior written consent of the Arrangers (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the parties hereto and any Indemnified Person and is not intended to confer any benefits upon, or create any rights in favor of, any person (including your equity holders, employees or creditors) other than the parties hereto (and any Indemnified Person). Each Commitment Party may assign its commitments and agreements hereunder, in whole or in part, to any of its affiliates, additional Arrangers or any Lender (including without limitation as provided in Section 3 above); provided, that we will not be relieved of our obligations set forth in this Commitment Letter to fund that portion of the commitments so assigned in connection with any syndication or assignment to any potential Lender made prior to the Closing Date unless such syndication or assignment is to a financial institution you have identified to us in writing on or prior to the date hereof as a permitted lender (each, a “Permitted Lender”) and such Permitted Lender has executed a joinder to this Commitment Letter in a form reasonably acceptable to you or you have otherwise consented to such syndication or assignment in writing. This Commitment Letter may not be amended or any term or provision hereof waived or modified except by an agreement in writing signed by each of the parties hereto.

7.	USA PATRIOT Act Notification

The Administrative Agent notifies you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (as amended, supplemented or modified from time to time, the “Patriot Act”) it and each Lender may be required to obtain, verify and record information that identifies the Borrower, including the name and address of each such Person and other

6

January 13, 2012

MeadWestvaco Corporation

information that will allow the Administrative Agent and each Lender to identify the Borrower in accordance with the Patriot Act and other applicable “know your customer” and anti-money laundering rules and regulations. This notice is given in accordance with the requirements of the Patriot Act and is effective for the Administrative Agent and each Lender.

8.	Sharing Information; Affiliate Activities; Absence of Fiduciary Relationship

Please note that this Commitment Letter and the Fee Letter may not be disclosed to any other person or entity or circulated or referred to publicly without our prior written consent except, after providing written notice to the Commitment Parties and with appropriate permitted redactions as reasonably requested by the Commitment Parties, pursuant to applicable law or compulsory legal process, including, without limitation, a subpoena or order issued by a court of competent jurisdiction or by a judicial, administrative or legislative body or committee; provided that we hereby consent to your disclosure of (i) this Commitment Letter and the Fee Letter and such communications to your officers, directors, agents, employees, attorneys, independent auditors, representatives, professionals and advisors (collectively, the “Representatives”) in each case on a confidential and “need to know” basis and who are directly involved in the consideration of the Bridge Facility to the extent you notify such persons of their obligation to keep this Commitment Letter, the Fee Letter and such communications confidential and such persons agree to hold the same in confidence, (ii) this Commitment Letter, the Fee Letter or the information contained herein or therein to Augusta and its Representatives in each case on a confidential and “need to know” basis and who are directly involved in the consideration of the Bridge Facility to the extent you notify such persons of their obligation to keep this Commitment Letter and the Fee Letter and the information contained herein and therein confidential and such persons agree to hold the same in confidence and (iii) after providing written notice to the Commitment Party and in consultation with the Commitment Party, this Commitment Letter or the information contained herein (but not the Fee Letter or the information contained therein, other than a version of the Fee Letter redacted in a manner reasonably satisfactory to the Arrangers, it being acknowledged that the fees in the Fee Letter shall be reflected in projections and pro forma information and a generic disclosure of aggregate sources and uses) in any public filing required as part of the Merger and the syndication, and to any ratings agency on a confidential basis.

We shall use all nonpublic information received by us in connection with the Bridge Facility and the Transactions solely for the purposes of providing the services that are the subject of this Commitment Letter, the Fee Letter, and the transactions contemplated hereby and thereby, and shall treat confidentially all such information; provided, however, that nothing herein shall prevent us from disclosing any such information (i) to any Lenders or participants or prospective Lenders or participants, (ii) in any legal, judicial, administrative proceeding or other process or otherwise as required by applicable law or regulations (in which case we shall promptly notify you, in advance, to the extent practicable and permitted by law), (iii) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or its affiliates (in which case such Commitment Party shall, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, give you notice thereof to the extent practicable and lawfully permitted to do so), (iv) to the Representatives of such Commitment Party who are informed of the confidential nature of such information, (v) to any of our respective affiliates solely in connection with the Bridge Facility and the Transactions (provided that such information shall be provided on confidential basis), (vi) to the extent any such information becomes publicly available other than by reason of disclosure by such Commitment Party, its affiliates or Representatives in breach of this Commitment Letter, (vii) for purposes of establishing a “due diligence” or other similar defense and (ix) for purposes of enforcing the rights of the Commitment Parties under this Commitment Letter; provided that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is

7

January 13, 2012

MeadWestvaco Corporation

being disseminated on a confidential basis in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such types of information. The obligations of the Commitment Parties under this paragraph shall remain in effect until the earlier of (x) two years from the date hereof and (y) the date the Loan Documents are entered into, at which time any confidentiality undertaking in the Loan Documents shall supersede the provisions of this paragraph.

You acknowledge that the Arrangers and their respective affiliates are full service securities firms and as such may from time to time effect transactions, for their own account or the account of customers, and may hold positions in securities or indebtedness, or options thereon, of you, Augusta and other companies that may be the subject of the Transactions and may act with respect to any such entities in such other capacities to which it is appointed. The Arrangers and their respective affiliates will have economic interests that are different from or conflict with those of SpinCo and you regarding the transactions contemplated by this Commitment Letter and the Fee Letter, and you acknowledge and agree that none of the Arrangers have an obligation to disclose such interests to you. You further acknowledge and agree that nothing in this Commitment Letter, the Fee Letter or the nature of our services or in any prior relationship will be deemed to create an advisory, fiduciary or agency relationship between us, on the one hand, and you, your equity holders or your affiliates, on the other hand, and you waive, to the fullest extent permitted by law, any claims you may have against the Arrangers for breach of fiduciary duty or alleged breach of fiduciary duty and agree that none of the Arrangers will have liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on your behalf, including your equity holders, employees or creditors. You acknowledge that the transactions contemplated by this Commitment Letter and the Fee Letter (including the exercise of rights and remedies hereunder and under the Fee Letter) are arms’ length commercial transactions and that we are acting as principal and in our own best interests. You are relying on your own experts and advisors to determine whether the Transactions, including the transactions contemplated by this Commitment Letter and the Fee Letter are in your best interests and are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated this Commitment Letter and the Fee Letter. In addition, you acknowledge that we may employ the services of our affiliates in providing certain services hereunder and may exchange with such affiliates information concerning you, SpinCo, Augusta and other companies that may be the subject of the Bridge Facility and the Transactions and such affiliates will be entitled to the benefits afforded to us hereunder. In addition, please note that Barclays Capital Inc. has been retained by Augusta as financial advisor (in such capacity, the “Financial Advisor”) to Augusta in connection with the Merger. You agree to such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the Financial Advisor, and on the other hand, our and our affiliates’ relationships with you as described and referred to herein.

Consistent with our policies to hold in confidence the affairs of our customers, we will not use or disclose confidential information obtained from you by virtue of the Transactions, including the transactions contemplated by this Commitment Letter and the Fee Letter in connection with our performance of services for any of our other customers (other than as permitted to be disclosed under this Section 8). Furthermore, you acknowledge that neither we nor any of our affiliates have an obligation to use in connection with the Transactions, including the transactions contemplated by this Commitment Letter and the Fee Letter, or to furnish to you, confidential information obtained or that may be obtained by us from any other person.

Please note that neither the Arrangers nor their respective affiliates provide tax, accounting or legal advice.

8

January 13, 2012

MeadWestvaco Corporation

9.	Waiver of Jury Trial; Governing Law; Submission to Jurisdiction; Surviving Provisions

ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION, SUIT, PROCEEDING OR CLAIM ARISING IN CONNECTION WITH OR AS A RESULT OF ANY MATTER REFERRED TO IN THIS COMMITMENT LETTER OR THE FEE LETTER IS HEREBY IRREVOCABLY WAIVED BY THE PARTIES HERETO. THIS COMMITMENT LETTER, THE FEE LETTER AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK. Each of the parties hereto hereby irrevocably (i) submits, for itself and its property, to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, located in the Borough of Manhattan, and (b) the United States District Court for the Southern District of New York and any appellate court from any such court, in any action, suit, proceeding or claim arising out of or relating to this Commitment Letter, the Fee Letter or the Transactions or the performance of services contemplated hereunder or under the Fee Letter, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action, suit, proceeding or claim may be heard and determined in such New York State court or such Federal court, (ii) waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any action, suit, proceeding or claim arising out of or relating to this Commitment Letter, the Fee Letter, the Transactions or the performance of services contemplated hereunder or under the Fee Letter in any such New York State or, to the extent permitted by law, Federal court and (iii) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such action, suit, proceeding or claim in any such court. Each of the parties hereto agrees to commence any such action, suit, proceeding or claim either in the United States District Court for the Southern District of New York or in the Supreme Court of the State of New York, New York County located in the Borough of Manhattan.

This Commitment Letter is issued for your benefit only and no other person or entity (other than the parties hereto and the Indemnified Persons) may rely hereon.

The provisions of Sections 3, 5, 8 and this Section 9 of this Commitment Letter will survive any termination or completion of the arrangements contemplated by this Commitment Letter or the Fee Letter, including without limitation whether or not the Loan Documents are executed and delivered and whether or not the Bridge Facility is made available or any loans under the Bridge Facility are disbursed; provided, however, that, to the extent applicable, your obligations under this Commitment Letter, other than those relating to confidentiality and to the syndication of the Bridge Facility, shall automatically terminate and be superseded by the corresponding provisions of the Loan Documents upon the effectiveness thereof.

10.	Termination; Acceptance

Our commitments hereunder and our agreements to provide the services described herein will terminate upon the first to occur of (i) receipt by each Commitment Party of written notice of termination from you, (ii) the consummation of the Merger, (iii) the abandonment or termination of the definitive documentation for the Merger and the Spin, including the Merger Agreement and the Separation Agreement, and (iv) June 30, 2012 (the earliest of such dates to occur, the “Termination Date”), unless the closing of the Bridge Facility has been consummated on or before such date on the terms and subject to the conditions set forth herein; provided, however, that, if the Merger has not been consummated on or before the Termination Date, then the Termination Date contemplated by clause (iv) shall automatically be extended to August 31, 2012.

9

January 13, 2012

MeadWestvaco Corporation

This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission will be as effective as delivery of a manually executed counterpart hereof.

Please confirm that the foregoing is in accordance with your understanding by signing and returning to the Arrangers the enclosed copy of this Commitment Letter, together, if not previously executed and delivered, with the Fee Letter on or before the close of business on January 13, 2012, whereupon this Commitment Letter and the Fee Letter will become binding agreements between us. If not signed and returned as described in the preceding sentence by such date, this offer will terminate on such date.

[The remainder of this page is intentionally left blank.]

10

We look forward to working with you on this assignment.

Very truly yours,

BARCLAYS BANK PLC

By:	/s/ Ian Palmer
Name: Ian Palmer
Title: Managing Director

Signature Page to Muirfield Commitment Letter

BANK OF AMERICA, N.A.

By	/s/ Heather Lamberton
Name:	Heather Lamberton
Title:	Managing Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By	/s/ Heather Lamberton
Name:	Heather Lamberton
Title:	Managing Director

Signature Page to Muirfield Commitment Letter

BANK OF MONTREAL

By	/s/ Eric A. Schubert
Name:	Eric A. Schubert
Title:	Managing Director

Signature Page to Muirfield Commitment Letter

SUNTRUST BANK

By	/s/ Rich Wilson
Name:	Rich Wilson
Title:	Managing Director

SUNTRUST ROBINSON HUMPHREY, INC.

By	/s/ Christopher L. Wood
Name:	Christopher L. Wood
Title:	Managing Director

Signature Page to Muirfield Commitment Letter

ACCEPTED AND AGREED TO AS OF THE DATE FIRST WRITTEN ABOVE:

MEADWESTVACO CORPORATION

By:	/s/ Mark Rajkowski
Name:
Title:

Commitment Letter

Exhibit A

Transaction Description

All capitalized terms used but not defined in this Exhibit A have the meanings assigned to them in the Commitment Letter to which this Transaction Description is attached, including Exhibits B and C thereto.

ACCO Brands Corporation (“Augusta”) intends to acquire the C&OP Business (as defined in the Separation Agreement referred to below, the “SpinCo Business”) of MeadWestvaco Corporation (the “Borrower”) pursuant to a merger (the “Merger”) of a newly formed subsidiary of Augusta (the “Merger Sub”) with and into a subsidiary of the Borrower formed to hold the SpinCo Business (“SpinCo”).

In connection with the foregoing, it is intended that:

1.	The Borrower will borrow $270.0 million pursuant to the Bridge Facility on the terms set forth in Exhibit B.

2.	SpinCo will be established as a direct, wholly owned subsidiary of the Borrower.

3.	The Borrower will transfer the SpinCo Business to SpinCo (the “Contribution”) pursuant to a separation agreement to be entered into among the Borrower and SpinCo (the “Separation Agreement”).

4.	In connection with the foregoing transactions, SpinCo will borrow $190.0 million pursuant to a senior secured term loan facility (the “SpinCo Term Facility”).

5.	Upon or immediately following the Contribution, SpinCo will transfer to the Borrower and/or one or more of its affiliates, directly or indirectly, a combination of (i) $190.0 million in cash proceeds from the incurrence of the term loans under the SpinCo Term Facility and (ii) $270.0 million in aggregate principal amount (subject to gross up to account for applicable underwriting or other fees and original issue discount) of high yield securities of SpinCo (the “SpinCo Notes”) or, to the extent SpinCo does not issue the SpinCo Notes on the date the Merger closes (the “Merger Date”), $270.0 million in aggregate principal amount (subject to gross up to account for applicable fees and original issue discount) of unsecured senior bridge loans of SpinCo with the terms set forth in Annex 1 to Exhibit B (the “Exchange Loans”).

6.	The Borrower will distribute the stock of SpinCo (the “Spin”) to the Borrower’s stockholders pursuant to the Spin contemplated by the Separation Agreement.

7.	Pursuant to a merger agreement among Borrower, SpinCo, Augusta and Merger Sub (including all exhibits and schedules thereto, the “Merger Agreement”), immediately following the Contribution and the Spin, Merger Sub will merge with and into SpinCo, with SpinCo surviving as a wholly-owned subsidiary of Augusta.

The transactions set forth above are referred to collectively as the “Transactions.”

Exhibit A-1

Exhibit B

Summary of Terms and Conditions of the Bridge Loans

Borrower:	MeadWestvaco Corporation (the “Borrower”).

Guarantors:	All obligations under the Bridge Facility will be unconditionally guaranteed (the “Guarantees”) by each of the Borrower’s existing and subsequently acquired or organized subsidiaries that is a Co-Borrower (as defined in the Borrower’s Existing Credit Facility (as defined below)) under that certain credit agreement, dated as of October 19, 2009, among the Borrower, the other entities party thereto, as borrowers, the banks and financials institutions from time to time party thereto and Citibank, N.A., as administrative agent (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Existing Credit Agreement”) (collectively, the “Guarantors”).

Joint Bookrunners and Joint Lead Arrangers:	Barclays Capital, MLPFS, BMO Capital and STRH will act as joint bookrunners and joint lead arrangers (in such capacities, the “Arrangers”) for the Bridge Loans and will perform the duties customarily associated with such roles.

Administrative Agent:	Barclays Bank PLC will act as sole and exclusive administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and will perform the duties customarily associated with such role.

Co-Syndication Agents:	Bank of America and BMO Capital will act as co-syndication agents (in such capacity, the “Co-Syndication Agents”) for the Bridge Loans and will perform the duties customarily associated with such role.

Documentation Agent:	SunTrust or at the option of the Arrangers one or more financial institutions identified by the Arrangers in consultation with the Borrower and reasonably acceptable to the Borrower (in such capacity, the “Documentation Agent” and, together with the Administrative Agent and the Co-Syndication Agents, the “Agents”).

Lenders:	Barclays Bank PLC, Bank of America, BMO, SunTrust and/or other banks, financial institutions and institutional lenders selected by the Arrangers in consultation with the Borrower (each, a “Lender” and, collectively, the “Lenders”).

Purpose/Use of Proceeds:	The proceeds of the Bridge Loans will be used for general corporate purposes, which may include the repayment of the Borrower’s outstanding indebtedness.

Amount of Bridge Loans:	$270.0 million in aggregate principal amount of unsecured senior bridge loans (the “Bridge Loans”).

Exhibit B-1

Ranking of Bridge Loans:	The Bridge Loans and the Guarantees and all obligations with respect thereto will be unsecured and pari passu in right of payment to all existing and future senior debt of the Borrower and the Guarantors.

Closing Date:	The date on or before the Termination Date on which the borrowings under the Bridge Facility are made (the “Closing Date”).

Maturity:	The Bridge Loans will mature on the 180th day after the Closing Date (the “Maturity Date”). In the event the exchange conditions set forth in Annex 1 to this Exhibit B are satisfied and the Bridge Loans have not been repaid in full prior to the Merger Date, the Lenders and the Borrower agree that the Bridge Loans will be repaid in full on the Merger Date with unsecured senior loans of SpinCo (the “Exchange Loans”) held by the Borrower having an aggregate principal amount equal to the principal amount of Bridge Loans (subject to gross up to account for applicable fees and original issue discount). Such repayment by the Borrower of Bridge Loans with Exchange Loans shall be in full satisfaction of such Bridge Loans. In the event the Bridge Loans are not repaid with Exchange Loans, they shall be repaid in full in cash on the Maturity Date.

The Exchange Loans will have the terms set forth in Annex 1 to this Exhibit B.

At any time on or after the first anniversary of the date the Exchange

Loans are first exchanged for Bridge Loans (the “Exchange Date”), the Exchange Loans may be exchanged in whole or in part, at the option of the applicable Lender, for unsecured senior exchange notes due 2020 (the “Exchange Notes”) having an equal principal amount. The Exchange Notes will be issued pursuant to an Indenture (as defined in Annex 2 to this Exhibit B) that will have the terms set forth on Annex 2 to this Exhibit B.

Interest Rate:	The Bridge Loans will accrue interest commencing on the Closing Date at a reserve adjusted Eurodollar Rate (as defined below) plus 150 basis points (the “Initial Margin”). If the Bridge Loans are not repaid in full within three months following the Closing Date, the Initial Margin will increase by 50 basis points at the beginning of the subsequent three-month period.

Interest will be payable quarterly, in arrears, and on the date of any prepayment of the Bridge Loans.

As used herein, “reserve adjusted Eurodollar Rate” means a fluctuating rate per annum equal to (i) the rate per annum determined by the Administrative Agent to be the offered rate appearing on the page of the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate or (ii) if the rate in clause (i) above does not appear on such page or service or if such page or service is not available, the rate per annum determined by the Administrative Agent to be the offered rate on such other page or

Exhibit B-2

other service which displays an average British Bankers Association Interest Settlement Rate or (iii) if the rates in clauses (i) and (ii) are not available, the Administrative Agent’s offered quotation rate to first class banks in the London interbank market, in each case as adjusted for applicable reserve requirements.

Default Interest:	Amounts not paid when due will accrue at a rate of 2.00% per annum plus the rate otherwise applicable to such amounts and will be payable on demand.

Funding Protection and Taxes:	Customary for transactions of this type, including breakage costs, gross-up for tax withholding (subject to customary exclusions and exceptions including, U.S. federal withholding arising as a result of any law in existence as of the date hereof, compensation for increased costs and compliance with capital adequacy and other regulatory restrictions (including customary Dodd-Frank and Basel III protections).

Voluntary Prepayments:	The Bridge Loans may be prepaid, in whole or in part, at the option of the Borrower at any time (except as provided below) upon two business days’ prior written notice without premium or penalty. Voluntary prepayments may not be reborrowed.

Mandatory Prepayments:	None.

Change of Control:	Each holder of Bridge Loans will be entitled to require the Borrower and the Borrower must offer to repay the Bridge Loans held by such holder at the Change of Control Offer Price (as defined below) plus accrued interest to the date of repayment, upon the occurrence of a Change of Control (to be defined in the Bridge Loan Agreement in a manner to be agreed). The “Change of Control Offer Price” will be equal to 100.0% of the principal amount of any Bridge Loans repaid.

Representations and Warranties:

The Bridge Loan Agreement will contain such representations and warranties by the Borrower in a manner to be agreed based on then prevailing market conditions and will be no more restrictive than the representations and warranties contained in the Borrower’s existing senior secured credit facility (the “Existing Credit Facility”) with such changes as are appropriate in connection with the Bridge Loans.

Covenants:	The Bridge Loan Agreement will include such affirmative and negative covenants in a manner to be agreed based on then prevailing market conditions and will be no more restrictive than the covenants contained in the Existing Credit Facility with such changes as are appropriate in connection with the Bridge Loans.

Financial Covenants:	Such financial covenants will include: minimum interest coverage and maximum leverage, in each case on levels to be agreed based on then prevailing market conditions and will be no more restrictive than the financial covenants contained in the Existing Credit Facility with such changes as are appropriate in connection with the Bridge Loans.

Exhibit B-3

Events of Default:	The Bridge Loan Agreement will provide for such events of default in a manner to be agreed based on then prevailing market conditions and will be no more restrictive than the events of default contained in the Existing Credit Facility with such changes as are appropriate in connection with the Bridge Loans.

Conditions Precedent to Borrowing:	The several obligations of each Lender to make, or cause an affiliate to make, Bridge Loans on the Closing Date will be subject only to (i) the conditions set forth or referred to in Section 2 of the Commitment Letter, (ii) the accuracy of representations and warranties in all material respects and (iii) the absence of any default or event of default.

Assignments and Participations:	The Lenders may assign all or any part of their respective share of the Bridge Loans to their affiliates or one or more banks, financial institutions or other entities that are eligible assignees (to be described in the Bridge Loan Agreement), in consultation with (but without the consent of) the Borrower and which (other than in the case of assignments made by or to any of the Arrangers) are acceptable to the Administrative Agent; provided that assignments made to another Lender, an affiliate of a Lender or of an Agent will not be subject to the above consent requirement. The Lenders will be permitted to sell participations in Bridge Loans without restriction. Voting rights of participants shall be limited to matters in respect of (a) reductions or forgiveness of principal, interest or fees payable to such participant, (b) extensions of final maturity of, or date for payment of interest or fees on, the loans in which such participant participates and (c) releases of all or substantially all of the value of the Guarantees.

Amendments and Required Bridge Lenders:	No amendment, modification, termination or waiver of any provision of the Bridge Loan Agreement will be effective without the written approval of Lenders holding more than 50.0% of the aggregate amount of the then outstanding Bridge Loans (the “Required Bridge Lenders”), except that (i) the consent of each Lender adversely affected thereby will be required with respect to, among other things, matters relating to interest rates, maturity, pro rata payment and sharing provisions and (ii) the consent of 100% of the Lenders shall be required with respect to changes of any of the voting percentages set forth in the definition of “Required Bridge Lenders” or any similar defined term.

Indemnity and Expenses:	The Bridge Loan Agreement will provide customary provisions relating to indemnity and related matters to be mutually agreed. The Borrower will also pay (i) reasonable and documented of-pocket expenses of the Arrangers and the Agents incurred prior to, on or after

Exhibit B-4

the Closing Date (to be paid on the Closing Date if invoiced prior to the Closing Date, and for expenses incurred or invoiced thereafter, within 30 days of a written demand therefor, in each case together with backup documentation supporting such reimbursement request) associated with the preparation, negotiation, execution, delivery and administration of the Loan Documents and any amendment or waiver with respect thereto (but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one counsel to the Arrangers and the Agents, taken as a whole and, solely in the case of a conflict of interest, one additional counsel to all affected persons taken as a whole (and, if reasonably necessary, of one local counsel in any relevant jurisdiction and of one special counsel to all such persons, taken as a whole, and, solely in the case of a conflict of interest, one additional local and special counsel to all affected persons, taken as a whole)) and (ii) all reasonable and documented out-of-pocket expenses of the Arrangers, Agents and the Lenders within 30 days of a written demand therefor together with reasonable backup documentation supporting such reimbursement request (but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one counsel to the Arrangers, the Agents and the Lenders, taken as a whole and, solely in the case of a conflict of interest, one additional counsel to all affected persons taken as a whole (and, if reasonably necessary, of one local counsel in any relevant jurisdiction and of one special counsel to all such persons, taken as a whole, and, solely in the case of a conflict of interest, one additional local and special counsel to all affected persons, taken as a whole)) in connection with the enforcement of the Loan Documents.

Governing Law and Jurisdiction:	The Bridge Loan Agreement will provide that the Borrower and the Guarantors will submit to the exclusive jurisdiction and venue of the federal and state courts of the County and State of New York and will waive any right to trial by jury. New York law will govern the Bridge Loan Agreement.

Counsel to the Arrangers and the Administrative Agent:	Latham & Watkins LLP.

Exhibit B-5

Annex 1 to Exhibit B

Summary of Terms and Conditions of Exchange Loans

Exchange Loans

Borrower:	SpinCo.

Guarantors:	All obligations under the Exchange Loans will be unconditionally guaranteed by each of SpinCo’s existing and subsequently acquired or organized direct or indirect domestic subsidiaries and, after consummation of the Merger, Augusta and each of its existing and subsequently acquired subsidiaries that guarantees any other indebtedness of Augusta (including, without limitation, Augusta’s existing 7.625% senior subordinated notes due 2015 and 10.625% senior secured notes due 2015, in each case, pursuant to the indentures governing such indebtedness) on the Merger Date.

Maturity:	The Exchange Loans will mature on the date that is eight years after the Merger Date.

Interest Rate:	Each Exchange Loan will bear interest at a rate equal to the Total Cap, as determined in the Fee Letter (plus default interest, if any).

Interest will be payable quarterly, in arrears, and on the date of any prepayment of the Exchange Loans.

Default Interest:	Amounts not paid when due will accrue at a rate of 2.00% per annum plus the rate otherwise applicable to such amounts and will be payable on demand.

Optional Prepayment:	Until the fifth anniversary of the Merger Date, the Exchange Loans will only be prepayable at a make-whole premium calculated based on the applicable treasury rate plus 50 basis points. Thereafter, each Exchange Loan will be prepayable at par plus accrued interest plus a premium equal to one half of the coupon on such Exchange Loan, which premium will decline ratably on each anniversary of the Merger Date to zero on the date that is one year prior to the maturity of the Exchange Loans.

Offer to Repurchase:	The agreement governing the Exchange Loans (the “Exchange Loan Agreement”) will require that SpinCo offer to each holder of Exchange Loans to prepay the Exchange Loans held by such holder at a price of 100.0% of the principal amount of Exchange Loans prepaid plus accrued interest to the date of prepayment with the proceeds of any future asset sales (subject to certain ordinary course exceptions, baskets and customary reinvestment rights to be agreed based on then prevailing market conditions).

Exhibit B-1-1

Change of Control:	Each holder of Exchange Loans will be entitled to require SpinCo and SpinCo must offer to repay the Exchange Loans held by such holder at the Change of Control Offer Price (as defined below) plus accrued interest to the date of repayment, upon the occurrence of a Change of Control (to be defined in the Exchange Loan Agreement in a manner to be agreed). The “Change of Control Offer Price” will be equal to 101.0% of the principal amount of any Exchange Loans repaid.

Covenants:	The Exchange Loan Agreement will include such affirmative and negative covenants in a manner to be agreed based on then prevailing market conditions.

Events of Default:	The Exchange Loan Agreement will provide for such events of default in a manner to be agreed based on then prevailing market conditions.

Assignments and Participations:	The Lenders may assign all or any part of their respective share of the Exchange Loans to their affiliates or one or more banks, financial institutions or other entities that are eligible assignees (to be described in the Exchange Loan Agreement), in consultation with (but without the consent of) SpinCo and which (other than in the case of assignments made by or to any of the Arrangers) are acceptable to the administrative agent relating to the Exchange Loans; provided that assignments made to another Lender, an affiliate of a Lender or of an agent relating to the Exchange Loans will not be subject to the above consent requirement. The Lenders will be permitted to sell participations in Exchange Loans without restriction. Voting rights of participants shall be limited to matters in respect of (a) reductions or forgiveness of principal, interest or fees payable to such participant, (b) extensions of final maturity of, or date for payment of interest or fees on, the loans in which such participant participates and (c) releases of all or substantially all of the value of the guarantees with respect to the Exchange Loans.

Amendments and Required Exchange Lenders:	No amendment, modification, termination or waiver of any provision of the Exchange Loan Agreement will be effective without the written approval of Lenders holding more than 50.0% of the aggregate amount of the then outstanding Exchange Loans (the “Required Exchange Lenders”), except that (i) the consent of each Lender adversely affected thereby will be required with respect to, among other things, matters relating to interest rates, maturity, pro rata payment and sharing provisions and (ii) the consent of 100% of the Lenders shall be required with respect to changes of any of the voting percentages set forth in the definition of “Required Exchange Lenders” or any similar defined term.

Exchange Conditions:	No exchange of any Bridge Loans for Exchange Loans shall occur (1) during the pendency of a payment default with respect to the Bridge Loans or (2) if the Funding Fee (as defined in the Fee Letter) shall not have been paid (or be substantially simultaneously paid) on the Exchange Date.

Exhibit B-1-2

In addition, the exchange of any Bridge Loans for Exchange Loans shall be conditioned upon:

(i) the Contribution and the Merger and each of the other Transactions having been consummated in accordance with the Merger Agreement, the Separation Agreement and the terms described in this Commitment Letter; provided that no amendment, modification or waiver of any term thereof (other than any such amendment, modification or waiver that is not materially adverse to the interests of the Arrangers and the Lenders, taken as a whole) shall be made or granted, as the case may be, without the prior written consent of the Administrative Agent (not to be unreasonably withheld or delayed) (it being understood that any change in the price over 10% (including any price decrease over 10%) will be deemed to be materially adverse to the interests of the Lenders and will require the prior written consent of the Administrative Agent);

(ii) the Arrangers shall have received (i) unqualified audited consolidated balance sheets and related consolidated statements of income, shareholders’ equity and cash flows of Augusta and SpinCo and their respective subsidiaries for each of the three most recently completed fiscal years ending more than 90 days prior to the Merger Date, (ii) unaudited consolidated balance sheets and related consolidated statements of income, shareholders’ equity and cash flows for any quarterly interim period or periods (other than the fourth fiscal quarter of Augusta’s and SpinCo’s fiscal year) of Augusta and SpinCo and their respective subsidiaries ending more than 45 days prior to the Closing Date, together with unaudited consolidated balance sheets and related consolidated statements of income, shareholders’ equity and cash flows for the corresponding period of the most recently completed fiscal year (all of which shall have been reviewed by the independent accountants for Augusta and SpinCo (as applicable) as provided in the Statement on Auditing Standards No. 100), (iii) customary additional unqualified audited and unaudited financial statements for all recent, probable or pending acquisitions and (iv) a pro forma consolidated balance sheet and related pro forma consolidated statements of income of Augusta and its subsidiaries (a) as of the last day of and for the most recently completed fiscal year ended at least 90 days before the Merger Date, (b) as of the last day of and for the most recently completed fiscal quarter ended at least 45 days before the Merger Date, and (c) as of the last day of and for the twelve-month period ending on the last day of the most recently completed fiscal quarter ended at least 45 days before the Merger Date, or, if the most recently completed fiscal period is the end of a fiscal year, ended at least 90 days before the Merger Date, in each case prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of each such balance sheet) or at the beginning of such period (in the case of each such statement of income), and in each case contemplated by clauses (i), (ii), (iii) and (iv) meeting the requirements of Regulation S-X for Form S-1 registration statements;

Exhibit B-1-3

(iii) (a) the Arrangers and one or more banking or investment banking institutions of national prominence (the “Financial Institutions”) party to that certain engagement letter dated as of the date hereof between Augusta and the Financial Institutions shall have received a customary offering memorandum and other presentation materials (collectively, the “High Yield Marketing Materials”) suitable for use in a customary “high yield road show” relating to the placing or selling the SpinCo Notes, including audited financial statements, pro forma financial statements and other financial data of the type and form customarily included in offering memoranda, prospectuses and similar documents, prepared in accordance with Regulation S-X and Regulation S-K under the Securities Act (other than Rule 3-10 of Regulation S-X (to the extent not then currently available)), as well as drafts of customary comfort letters by auditors of SpinCo and Augusta, which such auditors are prepared to issue upon completion of customary procedures and (b) SpinCo and Augusta shall have used commercially reasonable efforts to make available appropriate senior management, representatives and advisors of SpinCo and Augusta for the “high yield road show” referred to in clause (a), in the case of all of the foregoing by a date sufficient to afford the Financial Institutions a period of at least 20 consecutive business days following the receipt of the High Yield Marketing Materials (the “Marketing Period”), the confidential information memorandum and the Moody’s and S&P ratings to place the SpinCo Notes prior to the Merger Date; provided that such period will not include any date from and including November 21, 2011 through and including November 28, 2011, from and including December 19, 2011 through and including January 3, 2012 and from and including August 20, 2012 through and including August 30, 2012; and

(iv) the Borrower using commercially reasonable efforts to obtain from Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business (“S&P”), prior to the beginning of the Marketing Period, a credit rating for the SpinCo Notes.

Exhibit B-1-4

Annex 2 to Exhibit B

Summary of Terms and Conditions of Exchange Notes

Exchange Notes

SpinCo will issue Exchange Notes under an indenture (the “Indenture”) that complies with the Trust Indenture Act of 1939, as amended. SpinCo will appoint a trustee reasonably acceptable to the Lenders.

Issuer:	SpinCo (the “Issuer”).

Guarantors:	Same as Exchange Loans.

Maturity Date:	Same as Exchange Loans.

Interest Rate:	Each Exchange Note will bear interest at a rate equal to the Total Cap, as determined in the Fee Letter (plus default interest, if any). Interest will be payable semiannually in arrears. Additional default interest will accrue on amounts not paid when due at a rate of 2.00% per annum.

Optional Redemption:	Same as Exchange Loans.

Defeasance Provisions of Exchange Notes:	Usual and customary for high yield securities in a manner to be agreed based on then prevailing market conditions.

Modification:	Usual and customary for high yield securities in a manner to be agreed based on then prevailing market conditions.

Offer to Repurchase:	Same as Exchange Loans.

Change of Control:	Same as Exchange Loans.

Registration Rights:	The Issuer will file within 180 days after the Exchange Date and will use its best efforts to cause to become effective as soon thereafter as practicable, a shelf registration statement with respect to the Exchange Notes (a “Shelf Registration Statement”). If a Shelf Registration Statement is filed, the Issuer will keep such registration statement effective and available (subject to customary exceptions). After a Shelf Registration Statement has been declared effective, the Issuer may permit its effectiveness to lapse if it is no longer needed to permit unrestricted resales of all of the Exchange Notes. If within 270 days after the Exchange Date (the “Effectiveness Deadline”) a Shelf Registration Statement for the Exchange Notes has not been declared effective, then the Issuer and the Guarantors, jointly and severally, will pay liquidated damages in the form of increased interest of 25 basis points per annum on the principal amount of Exchange Notes and Bridge Loans outstanding to holders of such Exchange Notes and Bridge Loans who are unable freely to transfer Exchange Notes from and including the Effectiveness Deadline to but excluding the

Exhibit B-2-1

effective date of such Shelf Registration Statement. On the 90th day after the Effectiveness Deadline, the liquidated damages will increase by 25 basis points per annum, and on each 90-day anniversary of the Effectiveness Deadline thereafter, will increase by 25 basis points per annum, to a maximum increase in interest of 100 basis points per annum. The Issuer will also pay such liquidated damages for any period of time (subject to customary exceptions) following the effectiveness of a Shelf Registration Statement that such Shelf Registration Statement is not available for sales thereunder. All accrued liquidated damages will be paid in arrears on each quarterly interest payment date.

In lieu of a Shelf Registration Statement, the Issuer at its option may file a registration statement (the “Exchange Registration Statement”) with respect to notes having terms identical to the Exchange Notes (the “Substitute Notes”) to effect a registered exchange offer (the “Registered Exchange Offer”) in which the Issuer offers to holders of Exchange Notes registered Substitute Notes in exchange for the Exchange Notes (it being understood that a Shelf Registration Statement would be required to be made available in respect of Exchange Notes the holders of which could not receive Substitute Notes through the Registered Exchange Offer that, in the opinion of counsel, would be freely saleable by such holders without registration or requirement for delivery of a current prospectus under the Securities Act of 1933, as amended (other than a prospectus delivery requirement imposed on a broker-dealer who is exchanging Exchange Notes acquired for its own account as a result of market making or other trading activities)). In such case, if the Exchange Registration Statement has not been declared effective and an exchange offer for the Exchange Notes pursuant to the Exchange Registration Statement has not been consummated by the Effectiveness Deadline, the Issuer will pay liquidated damages in the form of increased interest for the same periods and at the same rates as described in the previous paragraph.

Covenants:	Same as Exchange Loans.

Events of Default:	Same as Exchange Loans.

Exhibit B-2-2

Exhibit C

Summary of Conditions Precedent to the Bridge Facility

1.	Transaction Documents. The terms of the Merger Agreement and the Separation Agreement shall be reasonably satisfactory to the Arrangers (it being agreed that the Merger Agreement dated November 17, 2011 and the Separation Agreement dated November 17, 2011 provided to the Arrangers prior to the date hereof are reasonably satisfactory to the Arrangers).

2.	Financial Statements. The Arrangers shall have received (i) unqualified audited consolidated balance sheets and related consolidated statements of income, shareholders’ equity and cash flows of the Borrower and its subsidiaries for each of the three most recently completed fiscal years ending more than 90 days prior to the Closing Date and (ii) unaudited consolidated balance sheets and related consolidated statements of income, shareholders’ equity and cash flows for any quarterly interim period or periods (other than the fourth fiscal quarter of the Borrower’s fiscal year) of the Borrower and its subsidiaries ending more than 45 days prior to the Closing Date, together with unaudited consolidated balance sheets and related consolidated statements of income, shareholders’ equity and cash flows for the corresponding period of the most recently completed fiscal year (all of which shall have been reviewed by the independent accountants for the Borrower (as applicable) as provided in the Statement on Auditing Standards No. 100), and in each case contemplated by clauses (i) and (ii) meeting the requirements of Regulation S-X for Form S-1 registration statements.

3.	Definitive Documents; Customary Closing Conditions. The definitive loan documents relating to the Bridge Facility, including without limitation a bridge loan agreement, guarantees and other related definitive documents (collectively, the “Loan Documents”) shall have been prepared by the Arrangers’ counsel based upon and substantially consistent with the terms set forth in this Commitment Letter and otherwise reasonably satisfactory to the Commitment Party and the Arrangers and shall have been executed and delivered by the Borrower and each of its subsidiaries party thereto. The Arrangers shall be reasonably satisfied that the Borrower has complied with all other customary closing conditions for bridge loan financings of this kind, as follows: (i) the delivery of customary legal opinions, corporate records and documents from public officials and customary officers’ certificates; (ii) customary evidence of authority; (iii) if such would otherwise be required by the Closing Date (other than with respect to the making of the Bridge Loans), obtaining material third party and governmental consents necessary in connection with the Merger, the related transactions or the financing thereof, including the transactions contemplated by this Commitment Letter and the Fee Letter; (iv) absence of litigation or regulatory action materially affecting the Merger, the related transactions or the financing thereof, including the transactions contemplated by this Commitment Letter and the Fee Letter; (v) the Borrower and its subsidiaries on a consolidated basis will, on a pro forma basis, be solvent and delivery of a solvency certificate as of the Closing Date in a customary form reasonably satisfactory to the Administrative Agent to that effect from the chief financial officer of the Borrower; (vi) satisfaction of the conditions set forth under the caption “Conditions Precedent to Initial Borrowing” in Exhibit B; (vii) payment of all fees and expenses set forth in this Commitment Letter and the Fee Letter; and (viii) each Lender shall have received at least five (5) days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act that has been reasonably requested by the Lenders at least ten (10) days in advance of the Closing Date.

Exhibit C-1

4.	Proxy Materials. The Arrangers shall have a received a copy of the definitive proxy statement and forms of proxies distributed to stockholders in connection with the Merger and the other Transactions.

Exhibit C-2